As filed with the Securities and Exchange Commission on May 11, 2004

Registration No. 333-

United States Securities and Exchange Commission

Washington, DC  20549

Form S-8

Registration Statement
Under
The Securities Act of 1933

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2241119
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

622 Third Avenue, 37th Floor New York, NY 10017
(Address of Principal Executive Offices)

Asbury Automotive Group, Inc. Wealth Accumulation Plan
(Full Title of the Plan)

Lynne A. Burgess Vice President and General Counsel Asbury Automotive Group, Inc. 622 Third Avenue, 37th Floor New York, NY 10017 (212) 885-2500
(Name, address and telephone number, including area code, of agent for service)

Copies To: Mary C. Waghorne, Esq. Corporate Counsel Asbury Automotive Group, Inc. 622 Third Avenue, 37th Floor New York, NY 10017

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Deferred Compensation Obligations	$6,000,000	100%	$6,000,000	$760

(1) Estimated solely for the purpose of calculating the registration fee.

PART I

Information Required in the Section 10(a) Prospectus

Note:

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission by the Registrant are incorporated, as of their respective filing dates, in this Registration Statement by reference:

A.             Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

B.               Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2004.

C.               Registrant’s Current Reports on Form 8-K dated January 20, 2004, February 11, 2004, February 25, 2004, April 13, 2004 and May 3, 2004.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.  Any statement contained in an incorporated document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

The securities being registered hereby represent deferred compensation obligations (the “Obligations”) of the registrant under the Asbury Automotive Group, Inc. Wealth Accumulation Plan (the “Plan”).  The Obligations are contractual obligations of the registrant to pay or distribute compensation to participants in accordance with the terms of the Plan.  Pursuant to the Plan, each participant may elect to defer into a bookkeeping account established for the participant under the Plan certain amounts of compensation otherwise payable to the participant, and the registrant may elect to contribute additional amounts of compensation to a participant’s account under the Plan.  All amounts credited to a participant’s account under the Plan are adjusted for earnings or losses based on notional investments selected by the participant from a list of possible notional investment alternatives chosen by the Plan administrator.

The Obligations are payable in cash in a lump-sum distribution or in installments, in accordance with the terms of the Plan, either upon a participant’s termination of employment for any reason, including but not limited to death, disability or retirement, or while employed, on certain specified dates that are selected by the participant in connection with the deferrals of compensation in accordance with the terms of the Plan.  The Plan also provides for distributions in the case of hardship and voluntary withdrawals (provided that any voluntary withdrawal will result in the imposition of a forfeiture of 10% of the amount withdrawn) under certain circumstances specified in the Plan.

The Plan may be amended, modified or terminated at any time, provided that such amendment, modification or termination may not adversely affect benefits already accrued without the consent of the affected participants.  There is no trading market for the Obligations.

The Obligations are unsecured general obligations of the registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the registrant.  The Obligations are not subject in any manner, either voluntarily or involuntarily to anticipation, alienation, sale, transfer, assignment or encumbrance.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary or beneficiaries pursuant to the terms of the Plan, will be null, void and of no effect.

The registrant may establish a grantor trust (a so-called “rabbi trust”) and make contributions to the rabbi trust at its sole discretion to serve as a source of funds from which it can satisfy the Obligations.  However, participants in the Plan will have no rights to assets held by the rabbi trust, except as general unsecured creditors of the registrant.  Any funds contributed to such trust .(i) will be available to general creditors of the registrant in the event of an insolvency of the registrant and (ii) to the extent that the aggregate contributions to the trust exceed $6 million, may be subject to liens in favor of certain of the registrant’s (or its affiliates’) creditors and available to satisfy the claims secured by such liens.  Other than any trustee under any rabbi trust, no trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations

Except as provided above with respect to voluntary withdrawals by a participant, the Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each participant, at the option of the registrant.  The Obligations are not convertible into any other security of the registrant.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Certificate of Incorporation (the “Certificate”) of the Company provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law (the “DGCL”) as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.  Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

The Certificate provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

The Section 145 of the DGCL, provides, in pertinent part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as the director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. In addition, the indemnification of expenses (including attorneys’ fees) is allowed in derivative actions, except no indemnification is allowed in respect to any claim, issue or matter as to which any such person has been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought decides that indemnification is proper. To the extent that any such person succeeds on the merits or otherwise, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. The determination that the person to be indemnified met the applicable standard of conduct, if not made by a court, is made by the directors of the corporation by a majority vote of the directors not party to such an action, suit or proceeding even though less than a quorum, by a Committee of such directors designated by a majority vote of such directors even though less than a quorum, or, if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or by the stockholders. Expenses may be paid in advance upon the receipt, in the case of officers and directors, of undertakings to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation as authorized in this section. A corporation may purchase indemnity insurance.

The above described indemnification and advancement of expenses, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person’s heirs, executors and administrators.

The Company has entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.  The Company also maintains liability insurance for the benefit of its officers and directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

The Company’s Restated Certificate of Incorporation filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-84646) filed with the Commission on March 20, 2002 and incorporated herein by reference.

4.2

The Company’s Restated By-laws filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2004, filed with the Commission on May 10, 2004 and incorporated herein by reference.

4.3	The Company’s Wealth Accumulation Plan.

5.1	Opinion of Lynne A. Burgess, the Company’s Vice President and General Counsel, regarding the legality of the securities.

15.1	Letter re unaudited interim financial information from Deloitte & Touche LLP, independent public accountants.

23.1	Consent of Deloitte & Touche LLP, independent accountants.

24.1	Power of Attorney.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)To include any material information with respect to the Plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 11th day of May, 2004

Asbury Automotive Group, Inc.

By	/s/Kenneth B. Gilman
Name: Kenneth B. Gilman
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Kenneth B. Gilman	Chief Executive Officer,	May 11, 2004
Kenneth B. Gilman	President and Director

/s/J. Gordon Smith	Senior Vice President and	May 11, 2004
J. Gordon Smith	Chief Financial Officer

/s/Brett Hutchinson	Controller and	May 11, 2004
Brett Hutchinson	Chief Accounting Officer

*	Chairman of the Board	May 11, 2004
Michael J. Durham

Director
Timothy C. Collins

*		Director	May 11, 2004
Thomas C. Israel

*		Director	May 11, 2004
Vernon E. Jordan, Jr.

Director
Philip F. Maritz

Director
Ben David McDavid

*		Director	May 11, 2004
Thomas F. McLarty

*		Director	May 11, 2004
John M. Roth

*		Director	May 11, 2004
Ian K. Snow

*		Director	May 11, 2004
Jeffrey I. Wooley

* By:	/s/Kenneth B. Gilman
Kenneth B. Gilman
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1

The Company’s Restated Certificate of Incorporation filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Reg. No. 333-84646) filed with the Commission on March 20, 2002 and incorporated herein by reference.

4.2

The Company’s Restated By-laws filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2004, filed with the Commission on May 10, 2004 and incorporated herein by reference.

4.3	The Company’s Wealth Accumulation Plan.

5.1	Opinion of Lynne A. Burgess, the Company’s Vice President and General Counsel, regarding the legality of the securities.

15.1	Letter re unaudited interim financial information from Deloitte & Touche LLP, independent public accountants.

23.1	Consent of Deloitte & Touche LLP, independent accountants.

24.1	Power of Attorney.